Exhibit 3.34

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “A & W BEVERAGES, INC.”, CHANGING ITS NAME FROM “A & W BEVERAGES, INC.” TO “CADBURY BEVERAGES INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 1995, AT 4:01 O’CLOCK P.M.

/s/ Edward J. Freel

0774775 8100 950123304	Edward J. Freel, Secretary of State AUTHENTICATION: 7527219 DATE: 06-05-95

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
A & W BEVERAGES, INC.
               A & W BEVERAGES, Inc., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:
               1. The name of the Corporation is A & W Beverages, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 31, 1971.
               2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the written consent of the sole stockholder of the Corporation entitled to vote thereon in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
               3. The Article numbered “1” of the Certificate of Incorporation is hereby amended in full to be and read as follows:
                    “1. The name of the corporation is Cadbury Beverages Inc. (the ‘Corporation’).”
               IN WITNESS WHEREOF, A & W Beverages, Inc. has caused this Certificate to be signed by John F. Brock, its Chairman, and attested by Gary G. Lyons, its Secretary, this 20th day of January, 1995.

A & W BEVERAGES, INC.
By:	/s/ John F. Brock
John F. Brock
Chairman

ATTEST:

/s/ Gary G. Lyons Gary G. Lyons
Secretary